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EMPLOYMENT CONTRACT



          THIS AGREEMENT entered into this 27th day of April, 1995, by and between SYNTHETIC INDUSTRIES, INC., a Delaware corporation ("Employer") and

JOSEPH SINICROPI ("Employee").

          WHEREAS, the parties are desirous of entering into a contract of employment concerning the employment of Joseph Sinicropi by Synthetic

Industries, Inc.

          NOW, THEREFORE, for good and valuable consideration and the mutual covenants and agreements contained herein, the parties agree as follows:

                                       1.

          Employer agrees to employ the Employee, and the Employee agrees to be so employed, in the capacity of Chief Accounting Officer.  The employment contract shall be for a term of three (3) years effective as of July 1, 1995 and terminating on June 30, 1998 (the "Term").

                                       2.

          The Employee shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as

Employer's Chief Accounting Officer.  The Employee shall at all times discharge his duties in consultation with and under the supervision of Employer's Chief

Financial Officer and the Employer's Board of Directors.

                                       3.

          Employee shall receive as compensation for his services an annual base salary of One Hundred Fifteen Thousand ($115,000.00) Dollars payable in the same manner as other executive salaried employees.  During the term of this

Agreement, the rate of base salary shall be reviewed annually by Employer's

Compensation Committee.







                                       4.

          In addition to his annual base salary beginning with fiscal year 1996,

Employee shall be entitled to participate in the Management Incentive

Compensation Plan established each year by Employer for salaried employees.

Under the Management Incentive Compensation Plan, compensation is calculated by a standard formula based upon the attainment of Employer's fiscal year business plan.  If the Management Incentive Compensation Plan is achieved for fiscal year

1996, Employee's incentive compensation shall be Thirty Thousand ($30,000.00)

Dollars.

                                       5.

          In addition to the base salary and incentive compensation, the

Employee shall receive the following additional benefits:

          (a)  Employer shall provide the Employee with an automobile, including all related maintenance, repairs, gasoline, insurance and other costs.  The automobile and related costs shall be comparable to those which the Employer presently provides executive salaried employees.

          (b)  Coverage for Employee and his dependents in Employer's group insurance plan.  Pre-existing conditions shall be waived for the Employee and members of the Employee's immediate family.  Coverage will be effective on the first day of employment.

          (c)  Coverage for Employee and his dependents in Employer's dental insurance plan.

          (d)  Coverage in Employer's disability insurance plan.

          (e)  Coverage in Employer's group life insurance plan.  Coverage will be effective after three (3) months employment.

          (f)  Participation in the retirement plan maintained by Employer for its employees under Section 401 K of the Internal Revenue Code.  Eligibility for

participation will begin after one (1) full year of service.  Enrollment will be on the first calendar day of the next quarter after one (1) year of service.

          (g)  Paid vacation each year based upon Employer's vacation policy.

          The health, dental, disability and life insurance coverage to be purchased and maintained by the Employer for the benefit of the Employee shall be in such amounts as are presently available to all other executive salaried employees.

          Whatever portion of the above described fringe benefits which are deemed to be personal income under applicable federal and state tax laws shall be grossed up by amount sufficient to pay any personal income taxes assessed against said Employee as a result of such fringe benefits.

                                       6.

          This Agreement shall not be in lieu of any additional rights, benefits and privileges to which Employee may be entitled as an employee of the Employer under any retirement, pension, profit sharing, insurance, hospitalization plan,

disability plan, or other plan which may now be in effect or which may hereafter be adopted.  The Employee shall have the same rights and privileges to participate in such plans and benefits as any other salaried employee during his period of employment.

                                       7.

          Employee shall be reimbursed in full for all reasonable business related expenses incurred during the performance of his duties.  The Employer will reimburse Employee for all such expenses upon the presentation by the

Employee from time to time of an itemized account of such expenditures together with such supporting vouchers.

                                       8.

          In connection with the Employee's relocation, the Employer will reimburse the Employee for the following:

          (a)  Reasonable and customary expenses incurred by the Employee in moving furniture, normal household goods and personal belongings to Employee's new residence.

          (b)  Reasonable and customary travel expenses incurred by the Employee and his immediate family to relocate to Employee's new residence.

          (c)  Closing expenses associated with the purchase of the Employee's current residence totalling Twelve Thousand Three Hundred Forty-One ($12,341.00)

Dollars.

          (d)  Reasonable and customary closing costs, legal fees, and points on the sale of Employee's current residence.

                                       9.

          The Employer shall indemnify the Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Employer within the scope of his employment hereunder and with respect to any criminal action or proceeding provided that the Employee had no cause to believe his conduct was unlawful.  The Employer shall pay all expenses including attorney's fees, actually and necessarily incurred by the Employee in connection with the defense of such act, suit, or proceeding and in connection with any related appeal including the cost of court settlements; except in the event that such acts are shown to constitute fraud.  In the event of any such action, suit or proceeding, whether civil, criminal, administrative or investigative to which the Employee is a party is threatened to be made a party, the Employer in its sole discretion shall have the right to assume the defense thereof, including,

but not limited to, the employment of counsel.  Notwithstanding anything to the contrary herein contained, the indemnity referred to in this paragraph shall not be available to the Employee if it is finally judicially shown that such

Employee's acts or decisions constituted fraud or malfeasance.

                                       10.

          Employer will provide and maintain Directors and Officers liability insurance coverage ("D & O Coverage") for the benefit of Employee comparable to the D & O Coverage presently in existence.  If, in the opinion of Employer's

Board of Directors, D & O Coverage cannot be economically provided, then

Employer reserves the right to cancel or reduce such D & O Coverage.  In the event such D & O Coverage is canceled or the coverage reduced, Employee shall have the right to terminate this contract and resign as an officer, director and employee.

                                       11.

          In the event the Employee is terminated other than for cause as provided for herein, within ninety (90) days after the consummation of the sale by Employer of all or substantially all of its assets or the sale by Synthetic

Industries, L.P. of all or substantially all of the capital stock of Employer,

Employee shall be entitled to receive from Employer the annual base salary of

Employee for the greater of (a) twelve (12) months or (b) the remainder of the

Term.

                                       12.

          Employee shall be entitled to participate in Employer's Stock Option

Plan as administered by Employer's Compensation Committee.  Options granted to the Employee will be granted subject to the terms and conditions of Employer's

Stock Option Plan.

                                       13.

          Employee acknowledges that the Employer's products and services are proprietary in nature and have been manufactured and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Employer and disclosed in confidence to the Employee (hereinafter referred to as "Trade Secrets") which may not be easily accessible to other persons in the trade.  Employee further acknowledges that he will gain knowledge of customer needs and preferences, sources of supply, methods of manufacture, and other valuable information necessary for the success of Employer's business.  Employee therefore covenants and agrees (all of which covenants and agreements shall survive termination of this Agreement regardless of the reason therefor), that he will at no time during the term of this Agreement or at any time subsequent to its termination, disclose to any person or entity, or use for personal gain any of the Trade Secrets or any other confidential information of or pertaining to Employer or its products and services disclosed to or obtained by Employee during the Term.

                                       14.

          During the Term of this Agreement, Employee will not without prior written consent of Employer, own, advise, counsel, assist or engage in, for the purpose of financial gain, profit or pecuniary advantage, any business activity that competes, directly or indirectly, with Employer or is similar in nature to the business in which Employer is engaged.

                                       15.

          The Employer shall have the right to terminate this Agreement if the

Employee becomes permanently and totally disabled as defined by Employer's long term disability plan.  In the event of total disability, Employee's compensation will be limited to disability compensation under Employer's long term disability plan.

                                       16.

          The employment of Employee under this Agreement and the Term hereof,

may be terminated by Employer for cause, or as otherwise provided in paragraph

(15) hereof.  Notwithstanding anything to the contrary contained in the preceding sentence, this Agreement shall terminate upon the death of the

Employee.  For purposes hereof, the term "cause" includes, but is not limited to:  (i) Employee's fraud, felonious conduct, dishonesty or willful misconduct in the performance of his duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursements shall not be deemed fraud or felonious conduct; or (ii) the willful neglect, failure or refusal of the

Employee to carry out his duties hereunder, which results in harm to the business, reputation, prospects, or financial condition of Employer; or (iii)

Employee's material breach of any provision of this Employment Agreement.

                                       17.

          Employee agrees to execute Employer's standard Confidentiality

Agreement.

                                       18.

          This Agreement has been executed and delivered in the State of

Georgia, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of such State.

                                       19.

          If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be found invalid or unenforceable, this Agreement shall be deemed to be amended only to the extent necessary to render it valid and enforceable.

                                       20.

          This instrument contains the entire agreement of the parties with respect to the subject matter hereof.  It may not be changed orally, but only by an agreement in writing signed by all parties hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


               EMPLOYER:

               SYNTHETIC INDUSTRIES, INC.


               By:Jon P.Beckman__________________________________

               Title:_Vice President-Finance__________






               EMPLOYEE: Joseph Sinicropi




                         JOSEPH SINICROPI

S4\SINICROPI.SYN